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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported): December 21, 1995


                       COEUR D'ALENE MINES CORPORATION
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            (Exact name of Registrant as specified in its charter)


         Idaho                   1-8641          82-0109423
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(State or other jurisdiction   (Commission     (IRS Employer
      of incorporation)        File Number)    Identification
                                                 Number)

     400 Coeur d'Alene Mines Bldg.
     505 Front Avenue
     Coeur d'Alene, Idaho                         83814
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 (Address of principal executive offices)      (zip code)


Registrant's telephone number, including area code: (208) 667-3511
                                                    --------------

                           Not Applicable
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   (Former name or former address, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets.

     On January 24, 1996, Coeur d'Alene Mines Corporation ("Coeur") announced that it acquired from Homestake Mining Company ("Homestake") the shares of and options to acquire shares of Orion Resources NL, an Australian gold mining company ("Orion"), held by Homestake. As a result of that purchase, Coeur presently holds approximately 13.1% of Orion's outstanding shares and, upon exercise of such options, would own approximately 19.2% of Orion's outstanding shares. Coeur acquired from Homestake, for a total consideration of approximately $US10.7 million, 5.5 million Orion shares and options to purchase an additional 5.0 million shares of Orion. Coeur utilized its own cash resources to fund the acquisition. Earlier in January 1995 and during the last quarter of 1994, Coeur had acquired a total of 3.33 million shares of Orion primarily in transactions on the ASX for a total cost of approximately US$3.8 million.

     Orion is the operator of and has a 45% interest in the Yilgarn Star Gold Mine. Coeur will be required to obtain the approval of Australia's Foreign Investment Review Board prior to exercising options that would result in Coeur's owning more than 15% of Orion's outstanding shares. Orion's shares are listed on the Australian Stock Exchange. It is headquartered in Mt. Pleasant Western Australia and, in addition to owning its 45% operating interest in the Yilgarn Star Mine, also has a 49% non-operating interest in the Salsigne Mine in France as well as exploration interests in Australia and New Zealand.


Item 5.  Other Events.

General

     On December 21, 1995, Coeur d'Alene Mines Corporation ("Coeur" or "the Company") announced that it (i) had entered into an agreement with the principal shareholder of Gasgoyne Gold Mines NL, an Australian Gold Mine Company ("Gasgoyne") pursuant to which Coeur acquired an option (the "Option") to acquire a portion of the Gasgoyne ordinary shares owned by such shareholder (constituting 19.9% of Gasgoyne's outstanding shares), and (ii) intended to extend an offer (the "Offer") to Gasgoyne shareholders to acquire all of the outstanding shares of Gasgoyne. In late January, 1996, Coeur made the filings required under the Australian securities laws with the Australian Securities Commission ("ASC") and the Australian Securities Exchange ("ASX"), upon which Gasgoyne's shares are listed. Coeur plans to deliver the Offer to Gasgoyne shareholders in mid-February 1996.

     The Option and Offer, as well as the purchase of Orion shares reported under Item 2 above, represent Coeur's entry into the Australian gold sector and are intended to position Coeur for





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further expansion in the Australasian Pacific Rim region.  Additional information regarding the Option and Offer is set forth below.


The Option

     Coeur entered into the above-referred option agreement with Ioma Pty Ltd. ("Ioma"), which is the principal shareholder of Gasgoyne and is a private investment company controlled by Mr. Phil Crabb, Chief Executive Officer of Gasgoyne, Mr. Rick Crabb, a director of Gasgoyne, and other members of the Crabb family. Pursuant to that agreement, a copy of which is filed as an exhibit to this Form 8-K, Coeur has the Option to purchase from Ioma approximately 10.6 million Gasgoyne shares, representing approximately 19.9% of Gasgoyne's outstanding shares, on the basis of 7 Coeur shares of common stock plus A$60 cash (or $US44.50 based on the currency exchange rate in effect on January 30, 1996) in exchange for each 100 Gasgoyne shares. Exercise of the Option would require Coeur to issue 742,791 Coeur shares and pay approximately A$6.4 million (or approximately $US4.7 million based on the currency exchange rate in effect on January 30, 1996) to Ioma.

     The right of Coeur to exercise the Option is subject to (i) approval by the Treasurer of Australia under the Foreign Acquisitions and Takeovers Act of 1975 of Coeur's proposed purchase of shares under the Option and (ii) Coeur's conducting the Offer on terms no less favorable to Gasgoyne shareholders than on the basis of 7 Coeur shares plus A$60 (or $US44.50 based on the currency exchange rate in effect on January 30, 1996) for each 100 shares of Gasgoyne. The Option automatically will terminate if Ioma accepts the Offer prior to receipt by Ioma of Coeur's notice to exercise the Option (which notice cannot be given until five business days after dispatch of the statutory recommendation filing of the directors of Gasgoyne in relation to the Offer).


The Offer

     On January 29, 1996, Coeur delivered the Offer and the related Part A Statement (which are the disclosure documents required under Australian law) to the ASC. Those documents were then registered by the ASC on January 30, 1996, and on January 31, 1996, Coeur delivered them to the Board of Directors of Gasgoyne and the ASX in accordance with Australian law. Copies of the Offer and the Part A Statement are filed as exhibits to this Form 8-K. In accordance with Australian law, Coeur plans to deliver the Offer and Part A Statement to Gasgoyne shareholders on or about February 15, 1996. Gasgoyne shareholders will then be able to accept the Offer during the following month, unless the term of the Offer is extended by Coeur.





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     The Offer is subject to Coeur's becoming entitled to at least 50.1% of
Gasgoyne's outstanding Shares. In addition, the Offer also is subject to (i) there being no takeover offer by another party for Gasgoyne shares which becomes or is declared unconditional before the end of the Offer, (ii) there being no material adverse change in Gasgoyne's business, financial or trading position or condition, (iii) the consent of the Treasurer of Australia under the Foreign Acquisitions and Takeovers Act of 1975 to Coeur's acquisition of Gasgoyne shares under the Offer and (iv) there being no prescribed occurrence (as defined under the Australian law) occurring or being threatened with respect to Gasgoyne.

     Non-Australian shareholders of Gasgoyne accepting the Offer and Gasgoyne's shareholders accepting the Offer that are entitled to less than 50 Coeur shares will be entitled to receive only cash from Coeur in exchange for their Gasgoyne shares by means of a nominee sale. Holders of Gasgoyne options granted prior to December 21, 1995, may participate in the Offer by exercising their options.

     The Coeur shares being offered in the Offer have not been registered under the Securities Act of 1933 (the "Act") in reliance upon Regulation S thereunder and, consequently, the shares may not be offered or sold by former Gasgoyne shareholders to "U.S. persons" (as defined in Rule 902(o) of Regulation S under the Act) unless the shares are registered thereunder or an exemption from such registration requirement is available. Pursuant to Rule 903(c)(2) of Regulation S, the Coeur shares issued to Gasgoyne shareholders may not be offered or sold to any U.S. person prior to the expiration of a 40-day restricted period commencing on the date of the closing of the Offer.

     Coeur may borrow the funds required for the cash portion of the Offer from Rothschild Australia Limited ("Rothschild") pursuant to a loan facility providing for a maximum of US$50 million of borrowings at an annual interest rate equal to LIBOR plus 1.5%.

     Based on there being 53,891,993 Gasgoyne shares outstanding on January 25, 1996, and assuming the exercise of outstanding options to purchase an additional 3,689,000 Gasgoyne shares, the maximum number of Coeur shares Coeur could be required to issue in connection with the Offer, assuming that all Gasgoyne shareholders (including Ioma) accept the Offer, would be 4,030,669 shares, which constitutes approximately 19.7% of Coeur's presently outstanding shares. Furthermore, the maximum amount of cash that Coeur would be required to pay to all Gasgoyne shareholders (including Ioma) in the Offer would be approximately $A34.5 million (or approximately US$25.6 million based on the currency exchange rate in effect on January 30, 1996). Coeur plans to apply to list its shares on the Australian Stock Exchange in connection with the Offer.





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     On January 17, 1996, Sons of Gwalia Limited ("Sons of Gwalia") and Burmine
Limited ("Burmine"), both of which are Australian mining companies, jointly announced that they intend to merge and that Sons of Gwalia, as the survivor of the merger, will make a takeover offer for Gasgoyne's outstanding shares on the basis of offering one Sons of Gwalia share for every three Gasgoyne shares.

     Gasgoyne is principally engaged in the exploration, development and ownership of gold properties located in western Australia and Indonesia. Headquartered in Perth, Australia, Gasgoyne's principal asset is its 50% non-operating interest in the Yilgarn Star Gold Mine in Marvel Loch, located approximately 70km east of Perth, which started production in 1991. Gasgoyne's other major asset is its 45% interest in the Awak Mas Gold Project, located in the Province of South Sulawesi of Indonesia.

     Gasgoyne's partners in the Yilgarn Star Gold Mine are Orion (the operator) with a 45% interest, and Gemini Mining Pty Ltd., a private Australian company owned by the Crabb family with a 5% interest. The Yilgarn Star Gold Mine operated as an open pit surface mine from 1991 until September 1995 and an underground mine commenced operations on a limited basis there in October 1995. Gasgoyne also has interests in exploration projects surrounding the Yilgarn Star Mine.

     Gasgoyne's joint venture partners in the Awak Mas Gold Project in Indonesia are Lone Star Exploration NL, an Australian gold company which is the project manager and holds a 45% interest in the project, and a private Indonesian company that has a 10% interest.

     The Part A Statement includes pro forma financial information (in Clause 4.4.3) and financial forecasts (in Clause 4.4.4) that assume the acquisition by Coeur of 100% of Gasgoyne's outstanding shares. Australian law required the inclusion of that information in the Part A Statement.

     For additional information relating to Gasgoyne, reference is made to Clauses 3.1, 3.2, 4.4.2 and 7.1 of the Part A Statement filed as an exhibit hereto.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Businesses Acquired. The financial statements of Orion, Coeur's acquisition of shares of which is reported under
Item 2 of this Form 8-K, required to be filed for the periods specified in Rule 3-05(b) of Regulation SX will be filed by an amendment to this Form 8-K filed on or before April 8, 1996 (i.e., within 60 days after the February 8, 1996 date on which the Form 8-K is required to be filed).





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     (b)  Pro Forma Financial Information.  The pro forma financial information relating to the transaction reported under Item 2 of this Form 8-K that would be required pursuant to Item 11 of Regulation S-X will be filed by an amendment to this Form 8-K filed on or before April 8, 1996 (i.e., within 60 days after the February 8, 1996 date on which the Form 8-K is required to be filed).

     (c)  Exhibits. The following exhibits are filed herewith:

          10(a) Form of Offer, dated January 29, 1996, by Coeur d'Alene Mines Corporation to Acquire all the Ordinary Shares in Gasgoyne Gold Mines NL

          10(b) Part A Statement by Coeur d'Alene Mines Corporation, dated January 29, 1996

          10(c) Call Option Agreement Over Shares, dated December 20, 1995, between Coeur d'Alene Mines Corporation and Ioma Pty Ltd





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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              COEUR D'ALENE MINES CORPORATION
                              (Registrant)


Dated: January 30, 1996       By:  DENNIS E. WHEELER
                                   ----------------------------
                                   Dennis E. Wheeler
                                   Chairman, President and
                                     Chief Executive Officer










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